             EXECUTIVE VERSION

CONFIDENTIAL TREATMENT REQUESTED.  CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN SEPERATELY FILED WITH THE COMMISSION.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

dated as of July 24, 2001

among

DELTAGEN, INC.,

WINTER GAMES ACQUISITION CORPORATION

and

ARCARIS, INC. TABLE OF CONTENTS

EXHIBITS

EXHIBIT A - EMPLOYMENT AGREEMENT
EXHIBIT B - NONCOMPETITION AGREEMENT
EXHIBIT C - ESCROW AGREEMENT
EXHIBIT D - SUBJECT MATTER OF OPINION OF COUNSEL TO TARGET
EXHIBIT E - SUBJECT MATTER OF OPINION OF COUNSEL TO ACQUIROR
EXHIBIT F - RESTRICTED STOCK AGREEMENT

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

             THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION dated as of July 24, 2001 (this “Agreement”), is entered into by and among Deltagen, Inc., a Delaware corporation (“Acquiror”), Winter Games Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Sub”), and Arcaris, Inc., a Delaware corporation (“Target”).

RECITALS:

             A.         The Boards of Directors of Acquiror, Sub and Target deem it advisable and in the best interests of each corporation and the respective stockholders that Acquiror and Target combine in order to advance the long-term business interests of Acquiror and Target;

             B.          The combination of Acquiror and Target shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Target, Target will become a wholly-owned subsidiary of Acquiror and the stockholders of Target will become stockholders of Acquiror (the “Merger”);

             C.          For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

             D.         For accounting purposes, it is intended that the Merger shall be accounted for as a purchase;

             E.          As a further condition and inducement to Acquiror’s willingness to enter into this Agreement, certain employees of Target who are also stockholders of Target, including Alexander Kamb, Laura Handley, and Mark Stump have, concurrently with the execution of this Agreement executed and delivered Employment Agreements in the form attached hereto as Exhibit A which agreements shall only become effective at the Effective Time (as defined in Section 1.1 below), and Alexander Kamb has agreed to execute, simultaneously at the Closing (as defined herein) and deliver to Acquiror a Noncompetition Agreement in the form attached hereto as Exhibit B (the “Noncompetition Agreement”), which agreement shall only become effective at the Effective Time.

             F.          As a further condition and inducement to Acquiror’s willingness to enter into this Agreement, Alexander Kamb has agreed to execute, simultaneously at the Closing and deliver to Acquiror a restricted stock agreement in the form attached hereto as Exhibit F (the “Restricted Stock Agreement”).

             G.          As a further condition and inducement to Acquiror’s willingness to enter into this Agreement, Target’s majority shareholder Warburg Pincus Ventures, L.P. (“Warburg”) has concurrently with the execution of this Agreement executed and delivered to Acquiror a sale restriction Agreement (the “Sale Restriction Agreement”).

             H.         As a further condition and inducement to Acquiror’s willingness to enter into this Agreement Warburg and any of its Affiliates that are holders of Target Common Stock or Target Preferred Stock, and Alexander Kamb have has concurrently with the execution of this Agreement executed and delivered to Acquiror support agreements (the “Support Agreements”).

             NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

THE MERGER

             Section 1.1       Effective Time of the Merger.  Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) in such mutually acceptable form as is required by the relevant provisions of the Delaware Corporations Code (“Delaware Law”) shall be duly executed by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

             Section 1.2       Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, on such date as is agreed by Acquiror and Target, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (the “Closing Date”), at the offices of Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California unless another date, time or place is agreed to in writing by Acquiror and Target.

             Section 1.3       Effects of the Merger.

             (a)         At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Target (Sub and Target are sometimes referred to herein as the “Constituent Corporations” and Target following consummation of the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) subject to Section 6.9 of this Agreement, the Certificate of Merger shall provide that the Restated Certificate of Incorporation of the Target as amended and restated as set forth in such Certificate of Merger shall become  the Certificate of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Certificate of Incorporation and (iii) subject to Section 6.9 of this Agreement, the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

             (b)        At the Effective Time, the effect of the Merger shall be as provided this Agreement and in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

             Section 1.4       Directors and Officers.  The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

ARTICLE II

CONVERSION OF SECURITIES

             Section 2.1       Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, $0.001 par value of Target (“Target Common Stock”), or, Series A Preferred Stock, $0.001 par value (the “Target Series A Stock”), Series B Preferred Stock, $0.001 par value (the “Target Series B Stock”), Series C Preferred Stock, $0.001 par value (the “Target Series C Stock”), Series D Preferred Stock, $0.001 par value (the “Target Series D Stock”), Series E Preferred Stock, $0.001 par value (the “Target Series E Stock”), or Series F Preferred Stock, $0.001 par value (the “Target Series F Stock”), of Target (collectively, the “Target Preferred Stock”) or capital stock of Sub:

             (a)         Capital Stock of Sub.  Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation.

             (b)        Cancellation of Acquiror-Owned and Target-Owned Stock.  Any shares of Target Common Stock or Target Preferred Stock that are owned by Acquiror, Sub, Target or any other direct or indirect wholly-owned Subsidiary (as defined below) of Acquiror or Target shall be canceled and retired and shall cease to exist and no stock of Acquiror or other consideration shall be delivered in exchange.  As used in this Agreement, the word “Subsidiary” means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

             (c)         Conversion of Outstanding Target Capital Stock

Shares issued at Closing:
(i)	Subject to Sections 2.1(b), 2.2, 2.3 and 2.4, and in addition to any shares of Acquiror Common Stock to be received pursuant to Section 2.1(e), at the Effective Time:

	(1)	each issued and outstanding share of Target Series F Stock shall be converted into the right to receive a fraction of a fully paid and nonassessable share of Acquiror Common Stock (as defined in Section 4.2) equal to (A) $6.20, divided by (B) the Average Acquiror Closing Price (as defined in subsection (ii) below) (the total number of shares of Acquiror Common Stock to be issued pursuant to this Section 2.1(c)(i)(1) shall be referred to herein as the “Series F Liquidation Preference Shares”); it being understood that 10% of the Series F Liquidation Preference Shares to be issued hereunder shall be placed in escrow in accordance with Section 2.2(a);

	(2)	each issued and outstanding share of Target Series A Stock, Target Series B Stock, Target Series C Stock, Target Series D Stock and Target Series E Stock, shall be converted into the right to receive that number of shares of Acquiror Common Stock equal to (A) the Exchange Ratio, multiplied by (B) that number of shares of Target Common Stock into which such share of Target Series A Stock, Target Series B Stock, Target Series C Stock, Target Series D Stock or Target Series E Stock, as the case may be, is then convertible; it being understood that 10% of the shares of Acquiror Common Stock to be issued hereunder shall be placed in escrow in accordance with Section 2.2(a); and

	(3)	each issued and outstanding share of Target Common Stock, shall be converted into the right to receive that number of shares of Acquiror Common Stock equal to the Exchange Ratio (as defined in Section 2.1(c)(ii)), it being understood that 10% of the shares of Acquiror Common Stock to be issued hereunder shall be placed in escrow in accordance with Section 2.2(a).

(ii)	The “Exchange Ratio” shall be equal to that fraction of a share of Acquiror Common Stock calculated by dividing (1) the Total Merger Shares, less the aggregate number of Series F Liquidation Preference Shares, by (2) the Adjusted Diluted Target Capitalization. The “Total Merger Shares” shall be equal to the quotient obtained by dividing (1) the Adjusted Merger Consideration, by (2) the Average Acquiror Closing Price. The “Adjusted Merger Consideration” shall be equal to (1) $8,200,000, plus (2) the aggregate amount of cash and cash equivalents held by Target as of the Effective Time minus (3) the sum of (A) the aggregate exercise price received by Target as the result of the exercise of Target Options and Target Warrants between May 31, 2001 and the Closing Date, plus (B) except as such are specifically set forth on Schedule 2.1(c), the total amount of all fees, costs and expenses incurred by Target in connection with the Merger, including, without limitation all fees, costs and expenses of services provided to Target plus (C) the principal amount of that certain secured loan made by Acquiror to Target on May 31, 2001, plus any accrued interest thereon, plus (D) the total amount of the items listed on Schedule 2.1(c). The “Average Acquiror Closing Price” shall be equal to $8.585. The “Adjusted Diluted Target Capitalization” shall be equal to the (1) aggregate number of shares of Target Common Stock outstanding as of immediately prior to the Effective Time (assuming for such calculation the conversion of all shares of Target Preferred Stock and the exercise of all outstanding Target Options and Target Warrants), less (2) the total number of shares of Target Series F Stock outstanding as of immediately prior to the Effective Time.

(iii)	All shares of Target Common Stock and Target Preferred Stock converted pursuant to this Section 2.1(c) into the right to receive Acquiror Common Stock shall, when so converted, no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.4, without interest.

             (d)        In addition to any Merger Shares to be received by the stockholders of the Company pursuant to Section 2.1(c), if any Earn-Out Shares are required to be paid by the Acquiror pursuant to Section 2.1(e), then

(i)	each former holder of Target Series A Stock, Target Series B Stock, Target Series C Stock, Target Series D Stock and Target Series E Stock, shall be entitled to receive for each share of any such series held by such holder as of immediately prior to the Effective Time that fraction of an Earn Out Share equal to (A) the Earn Out Exchange Ratio applicable to the Earn Out Shares then being paid, as calculated pursuant to Section 2.1(d)(iii), multiplied by (B) that number of shares of Target Common Stock into which such share of Target Series A Stock, Target Series B Stock, Target Series C Stock, Target Series D Stock or Target Series E Stock, as the case may be, was convertible as of the Effective Time; it being understood that 10% of any Earn Out Shares to be issued hereunder shall be placed in escrow in accordance with Section 2.2(a); and

(ii)	each former holder of Target Common Stock, shall be entitled to receive for each share of Target Common Stock held by such holder as of immediately prior to the Effective Time that fraction of an Earn Out Share equal to the Earn Out Exchange Ratio applicable to the Earn Out Shares then being paid, as calculated pursuant to Section 2.1(d)(iii); it being understood that 10% of any Earn Out Shares to be issued hereunder shall be placed in escrow in accordance with Section 2.2(a).

(iii)	The “Earn Out Exchange Ratio” shall, from time to time, be equal to that fraction of a share of Acquiror Common Stock calculated by dividing (1) the total amount of any Earn Out Shares then required to be paid, divided by (2) the Adjusted Diluted Target Capitalization.

             (e)         Earn Out Shares.  Subject to Section 2.2, upon satisfaction of one or more of the conditions set forth in clauses (i) through (v) of this Section 2.1(e), Acquiror shall be required to issue to the former security holders of Target up to an aggregate of 547,467 shares of Acquiror Common Stock (such aggregate number of shares being referred to herein as the “Earn Out Shares”).

Upon*  by the Surviving Corporation and certain*  (each a *) of each *to the* set forth in clauses (i) through (v) below to *derived from the Surviving Corporation’s (or its affiliates) research (i.e., a **the Surviving Corporation and its affiliates the *) (each a *) set forth below, that number of Earn Out Shares  relating to such *shall be distributed to the former holders of Target securities in accordance with Section 2.1(d); provided, however, that the number of Earn Out Shares payable under any specific* described in clauses (i) through (v) below shall be reduced by the number of shares of Acquiror Common Stock equal to (W) the net present value (employing an annual discount rate of 8%) of any *(other than the first *of any annual* assessed for periods beginning at least one year after the*  of such *) required under such *, divided by the Average Acquiror Closing Price, (X) the fair market value of any intellectual property of a party other than Target that is *to the* in exchange for such *divided by the Average Acquiror Closing Price, (Y) other than with respect to the *to* of* of Target’s *) the fair market value of any *that is *to the *in exchange for such* divided by the Average Acquiror Closing Price and (Z) to the extent any *is not free of *and *on *to *, the amount determined by Acquiror in its sole and absolute discretion in good faith (after consultation with *) equal to (A) the cost of such *on a *and* basis less (B) the cost of such *, divided by the Average Acquiror Closing Price.  Acquiror and Surviving Corporation shall not engage in bad faith during the *and shall not in bad faith delay the*  of any* solely in order to cause the reduction or elimination of any amounts to be paid under this Section 2.1(e).

*Confidential portions of this document have been redacted and have been filed separately with the Commission.

Subject to the provisions set forth above, with respect to all *, the scope, terms and conditions of such *shall be acceptable to Acquiror in its sole and absolute discretion.

(i)	Subject to the reductions set forth above and herein, upon* of a *, and/or purchase of a product that * a *, such *or product relating to a *with *(the *) prior to or on the date that is *months after the Effective Time,* Earn Out Shares will be paid out in accordance with Section 2.1(d) and Section 6.5. If the *is executed after the date that is* months after the Effective Time but prior to or on the date that is *months after the Effective Time, then *Earn Out Shares will be paid out in accordance with Section 2.1(d) and Section 6.5. If the* is not executed prior to or on the date that is *months after the Effective Time, no Earn Out Shares will be required to be paid under this clause (i). Notwithstanding the foregoing, if the* set forth in (ii) below is obtained prior to the *, no Earn Out Shares will be required to be paid under this clause (i).

(ii)	Subject to the reductions set forth above and herein, upon* (the *) prior to or on the date that is *months after the Effective Time, *Earn Out Shares will be paid out in accordance with Section 2.1(d) and Section 6.5. If the *is executed after the date that is* months after the Effective Time but prior or on to the date that is *months after the Effective Time, then *Earn Out Shares will be paid out in accordance with Section 2.1(d) and Section 6.5. If the* is not executed prior to or on the date that is* months after the Effective Time, then no Earn Out Shares will be required to be paid under this clause (ii). Notwithstanding the foregoing (X) if the* is obtained before the* set forth in (i) above, then all references to *Earn Out Shares in this subsection (ii) shall be increased to* Earn Out Shares and all references to *Earn Out Shares in this subsection (ii) shall be increased to* Earn Out Shares, (Y) if the* is obtained after the* set forth in (iv) below and after the* set forth in (i) above, then, then all amounts referred to in this subsection shall be further reduced by *Earn Out Shares during the period prior to the date that is *months after the Effective Time and* Earn Out Shares thereafter and (Z) if the* is obtained after the* set forth in (v) below and after the* set forth in (i) above, then all amounts referred to in this subsection shall be further reduced by *Earn Out Shares during the period prior to the date that is *months after the Effective Time and *Earn Out Shares thereafter.

For clarification, the total number of Earn Out Shares to be paid by the Acquiror under this Section 2.1(d) for obtaining *of the*  and the*  under (i) and (ii) above will in no event exceed *Earn Out Shares, and 10% of any amounts to be paid to former Target stockholders hereunder shall be deposited into the Escrow Fund as Escrow Shares.

(iii)	Subject to the reductions set forth above and herein, upon* of a* relating to *with* or its * or * (the *) or relating to *with *or its authorized assignee or* (the *) prior to or on the date that is* months after the Effective Time, then (A) *Earn Out Shares will be paid out in accordance with Section 2.1(d) and Section 6.5 if* the* or the* has been executed prior to the date that is *months after the Effective Time or (B) *Earn Out Shares of the Earn-Out will be paid out in accordance with Section 2.1(d) and Section 6.5 if* the* or the* is executed during the period that begins on the date that is *months after the Effective Time and ends on the date that is *months after the Effective Time. If* the* or the* is executed after the date that is* months after the Effective Time but prior to or on the date that is *months after the Effective Time, then* Earn Out Shares will be paid out in accordance with Section 2.1(d) and Section 6.5. If *the* the* is executed prior to or on the date that is* months after the Effective Time, then no Earn Out Shares will be required to be paid under this clause (iii). Notwithstanding the foregoing (X) no portion of the Earn-Out Shares will be required to be paid under this clause (iii) until such time as *the* or the* has been executed.

*Confidential portions of this document have been redacted and have been filed separately with the Commission.

(iv)	Subject to the reductions set forth above and herein, upon* of a* with *(the *) prior to or on the date that is* months after the Effective Time, then (A) *Earn Out Shares will be paid out in accordance with Section 2.1(d) and Section 6.5 if* the* or the* has been executed prior to the date that is *months after the Effective Time or (B) *Earn Out Shares of the Earn-Out will be paid out in accordance with Section 2.1(d) and Section 6.5 if* the* or the* is executed during the period that begins on the date that is *months after the Effective Time and ends on the date that is *months after the Effective Time. If the* is executed after the date that is* months after the Effective Time but prior to or on the date that is *months after the Effective Time, then* Earn Out Shares will be paid out in accordance with Section 2.1(d) and Section 6.5. Notwithstanding the foregoing, if the* and the* are obtained prior to the *, then all references to *Earn Out Shares in this subsection (iv) shall be increased to* Earn Out Shares and all references to *Earn Out Shares in this subsection (iv) shall be increased to* Earn Out Shares; and further notwithstanding the foregoing (X) no portion of the Earn-Out Shares required to be paid under this clause (iv) shall be paid until such time as *the* or the* has been executed.

(v)	Subject to the reductions set forth above and herein, upon* of a* relating to the *with *(the *) prior to or on the date that is* months after the Effective Time, then (A) *Earn Out Shares will be paid out in accordance with Section 2.1(d) and Section 6.5 if* the* or the* has been executed prior to the date that is* months after the Effective Time or (B) *Earn Out Shares of the Earn-Out will be paid out in accordance with Section 2.1(d) and Section 6.5 if* the* or the* is executed during the period that begins on the date that is *months after the Effective Time and ends on the date that is *months after the Effective Time. If such* is executed after the date that is* months after the Effective Time but prior to the date that is *months after the Effective Time, then* Earn Out Shares will be paid out in accordance with Section 2.1(d) and Section 6.5. Notwithstanding the foregoing, if the* and the* are obtained prior to the *, then all references to *Earn Out Shares in this subsection (v) shall be increased to* Earn Out Shares and all references to *Earn Out Shares in this subsection (v) shall be increased to* Earn Out Shares; and further notwithstanding the foregoing (X) no portion of the Earn-Out Shares to be paid under this subsection (v) shall be paid until such time as *the* or the* has been executed.

For clarification, the total number of Earn Out Shares to be paid under clauses (i) through (v) above shall for * all of the*  under clauses (i) through (v) above will in no event exceed 547,467 Earn Out Shares, and 10% of any the total number of Earn Out Shares actually paid under clauses (i) through (v) above shall be deposited into the Escrow Fund as Escrow Shares.

             (f)         Target Stock Options.  At the Effective Time, all then outstanding options, whether vested or unvested to purchase Target Common Stock under Target’s 1997 Equity Incentive Plan (the “Target Stock Plan”) or otherwise issued prior to adoption of the Target Stock Plan (the “Target Options”) that by their terms survive the Closing will be assumed by Acquiror in accordance with Section 6.5.

             (g)        Restricted Shares.  Shares of Target Common Stock or Target Preferred Stock which are subject to repurchase by Target in the event the holder thereof ceases to be employed by Target (“Target Restricted Shares”) shall be converted into Acquiror Common Stock on the same basis as provided in Section 2.1(c) above and shall be registered in such holder’s name, but shall be held by Target or Acquiror pursuant to the existing agreements in effect on the date of this Agreement.  Holders of the Target Restricted Shares are identified on Schedule 2.1(g) together with the vesting schedules associated with such shares.

*Confidential portions of this document have been redacted and have been filed separately with the Commission.

             Section 2.2       Escrow Agreement.  At the Effective Time, or such later time as is determined in accordance with Section 2.3(b), Acquiror shall (i) deliver to each holder of capital stock of Target a certificate representing that number of Merger Shares equal to 90% of the total number of Merger Shares to which such holder is entitled to receive pursuant to Section 2.1(c), and (ii) deliver to the Escrow Agent, to be held in escrow, a certificate representing that number of Merger Shares equal to 10% of the total number of Merger Shares to which such holder is entitled to receive pursuant to Section 2.1(c).  In addition, at any time that Acquiror is required to pay to the former holders of Target capital stock any Earn Out Shares pursuant to Section 2.1(d), upon such date of payment, Acquiror shall (i) deliver to each such stockholder a certificate representing that number of Earn Out Shares to be paid at such time equal to 90% of the total number of Earn Out Shares then required to be paid, and (ii) deliver to the Escrow Agent, to be held in escrow, that number of Earn Out Shares to be paid at such time equal to 10% of the total number of Earn Out Shares then required to be paid.  The aggregate number of Merger Shares to be placed in escrow and any Earn Out Shares placed in escrow from time to time pursuant to this Section 2.2 shall be collectively referred to herein as the “Escrow Shares”.   The Escrow Shares shall be held as security for the indemnification rights of Acquiror under Article X and pursuant to the provisions of an escrow agreement (the “Escrow Agreement”) executed pursuant to Section 7.6.

             Section 2.3       Dissenting Shares.

             (a)         Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock or Target Preferred Stock held by a holder who has exercised, or who still has the right to exercise, such holder’s dissenter’s rights in accordance with Section 262 of Delaware Law (“Dissenting Shares”), shall not be converted into or represent a right to receive Acquiror Common Stock pursuant to Section 2.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by Section 262 of Delaware Law.

             (b)        Notwithstanding the provisions of Section 2.3(a), if any holder of shares of Target Common Stock or Target Preferred Stock who does not vote in favor of the Merger Agreement or who demands his dissenter’s rights with respect to such shares under Section 2.1 shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the fair market value of such shares under Delaware Law, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Acquiror Common Stock and payment for fractional shares as provided in Section 2.1(c) and 2.6, without interest, upon surrender of the certificate or certificates representing such shares; provided that if such holder effectively withdraws or loses his right to receive payment for the fair market value of such shares after the Effective Time, then, at such time Acquiror will deposit in escrow certificates representing 10% of the shares of Acquiror Common Stock which such holder would otherwise be entitled to receive.

             (c)         Target shall give Acquiror (i) prompt notice of any written demands for payment with respect to any shares of capital stock of Target pursuant to Section 262 of Delaware Law, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Target and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter’s rights under Delaware Law.  Target shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for dissenter’s rights with respect to Target Common Stock or Target Preferred Stock or offer to settle or settle any such demands.

             Section 2.4       Exchange of Certificates.

             (a)         From and after the Effective Time, each holder of an outstanding certificate or certificates (“Certificates”) which represented shares of Target Common Stock or Target Preferred Stock immediately prior to the Effective Time shall have the right to surrender each Certificate to Acquiror (or at Acquiror’s option, an exchange agent to be appointed by Acquiror), and receive in exchange for all Certificates held by such holder a certificate representing the number of whole shares of Acquiror Common Stock (other than the Escrow Shares attributable to such holder) into which the Target Common Stock or Target Preferred Stock evidenced by the Certificates so surrendered shall have been converted pursuant to the provisions of Article II of this Agreement.  The surrender of Certificates shall be accompanied by duly completed and executed Letters of Transmittal, which (along with appropriate instructions) shall be sent by Acquiror’s Transfer Agent to the former Target stockholders promptly but in any event with five business days thereafter following the Closing Date. Until surrendered, each outstanding Certificate which prior to the Effective Time represented shares of Target Common Stock or Target Preferred Stock shall be deemed for all corporate purposes to evidence ownership of the number of whole shares of Acquiror Common Stock into which the shares of Target Common Stock or Target Preferred Stock have been converted but shall, subject to applicable dissenter’s rights under applicable law and Section 2.3, have no other rights. Subject to dissenter’s rights under applicable law and Section 2.3, from and after the Effective Time, the holders of shares of Target Common Stock or Target Preferred Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the Acquiror Common Stock into which such shares of Target Common Stock or Target Preferred Stock have been converted. From and after the Effective Time, there shall be no further registration of transfers on the records of Target of shares of Target Common Stock or Target Preferred Stock outstanding immediately prior to the Effective Time.

             (b)        If any shares of Acquiror Common Stock are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Acquiror, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Acquiror that such taxes have been paid or are not required to be paid.  Notwithstanding the foregoing, neither Acquiror nor Target shall be liable to a holder of shares of Target Common Stock or Target Preferred Stock for shares of Acquiror Common Stock issuable to such holder pursuant to the provisions of Article II of the Agreement that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

             (c)         In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Acquiror Common Stock issuable in exchange therefor pursuant to the provisions of Article II of the Agreement.  The Board of Directors of Acquiror may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Acquiror an indemnity agreement against any claim that may be made against Acquiror with respect to the Certificate alleged to have been lost, stolen or destroyed.

             (d)        The certificate or certificates representing the shares of Acquiror Common Stock to be issued or paid under this Agreement shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ACQUIROR THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

             Section 2.5       Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.6 below until the holder of record of such Certificate shall surrender such Certificate.  Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.6 below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Common Stock.

             Section 2.6       No Fractional Shares.  No certificate or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Acquiror. Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock or Target Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by the Average Acquiror Closing Price.

             Section 2.7       Tax and Accounting Consequences.

             (a)         It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

             (b)        It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a purchase.

             Section 2.8       No Further Ownership Rights in Target Capital Stock.  All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock and Target Preferred Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock and Target Preferred Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

             Section 2.9       Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TARGET

             Target represents and warrants to Acquiror and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Target to Acquiror on or before the date of this Agreement (the “Target Disclosure Schedule”).  The Target Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.

             Section 3.1       Organization of Target.  Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed would be reasonably likely to result in a Target Material Adverse Effect (as defined below).  The Target Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Target and a true and complete list of all states in which Target maintains any employees. The Target Disclosure Schedule contains a true and complete list of all states in which Target is duly qualified or licensed to transact business as a foreign corporation.

             “Target Material Adverse Effect” means any change or effect that is materially adverse to the condition (financial or otherwise), assets, liabilities, business or results of operations of the Target taken as a whole; provided, however, that none of the Excluded MAE Factors shall be deemed (either alone or in combination) to constitute, and none of the Excluded MAE Factors shall be taken into account in determining whether there has been or will be, a Target Material Adverse Effect.

             “Excluded MAE factors” means, with respect to the Target or Acquiror: (a) any change in the market price or trading volume of the Target’s or Acquiror’s stock, as applicable; (b) any failure by the Target or Acquiror, as applicable, to meet internal projections or forecasts or published revenue or earnings predictions; or (c) any adverse change or effect (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenues or income or disruption of business relationships) arising from or attributable or relating to: (i) the announcement or pendency of the Merger, (ii) conditions affecting the industry or industry sector in which the Target or the Acquiror, as applicable, or any of their respective Subsidiaries participates, the U.S. economy as a whole or any foreign economy in any location where the Target or Acquiror, as applicable, or any of its respective Subsidiaries has material operations or sales, (iii) conditions affecting third party suppliers of the Target  or Acquiror, as applicable, (iv) legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by this Agreement, (v) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement, (vi) compliance with the terms of, or the taking of any action required by, this Agreement, (vii) the taking of any action approved or consented to by the Target or Acquiror, as applicable, (viii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (ix) any action required to be taken under applicable laws, rules, regulations or agreements, other than antitrust or unfair competition laws, rules or regulations.

             Section 3.2       Target Capital Structure.

             (a)         The authorized capital stock of Target consists of 50,000,000 shares of Target Common Stock, 24,000,000 shares of Target non-voting Common Stock and 10,000,000 shares of Target Preferred Stock, of which 250,000 shares are designated as Series A Preferred Stock, 450,000 shares are designated as Series B Preferred Stock, 2,000,000 shares are designated as Series C Preferred Stock, 2,200,000 shares are designated as Series D Preferred Stock, 4,400,000 shares are designated as Series E Preferred Stock and 325,000 shares are designated as Series F Preferred Stock.  As of the date of this Agreement, there are:  (i) 942,032 shares of Target Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and 37,266 of which are subject to repurchase rights under the Target Stock Plan or related agreements as described in the Target Disclosure Schedule; no shares of Target non-voting Common Stock issued or outstanding; (ii) 250,000 shares of Series A Preferred Stock issued and outstanding, 333,331 shares of Series B Preferred Stock issued and outstanding, 1,502,236 shares of Series C Preferred Stock issued and outstanding, 1,540,449 shares of Series D Preferred Stock issued and outstanding, 855,566 shares of Series E Preferred Stock issued and outstanding, and 40,322 shares of Series F Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, and all of which are convertible into Target Common Stock on a one share for one share basis; (iii) 4,408,360 shares of Target Common Stock reserved for future issuance upon conversion of the Target Preferred Stock; (iv) 412,249 shares of Target Common Stock reserved for future issuance pursuant to Target Options granted and outstanding under the Target Stock Plan; (v) 92,500 shares of Target Common Stock reserved for future issuance pursuant to Target Options granted and outstanding outside of the Target Stock Plan and (vi) 265,802 shares of Target Common Stock available and reserved for issuance upon exercise of options or pursuant to awards to be granted in the future under the Target Stock Plan.  The issued and outstanding shares of Target Common Stock and Target Preferred Stock are held of record by the stockholders of Target as set forth and identified in the stockholder list attached as Schedule 3.2(a) to the Target Disclosure Schedule.  The issued and outstanding Target Options are held of record by the option holders as set forth and identified on Schedule 3.2(a).  The issued and outstanding warrants to acquire Target Common Stock and Target Preferred Stock are held of record by the warrantholder as set forth and identified on Schedule 3.2(a) (the “Target Warrants”).  All shares of Target Common Stock and Target Preferred Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.  All shares of Target Common Stock issuable upon the exercise of Target Options, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  Except as otherwise set forth in Schedule 3.2(a), none of the issued and outstanding shares of Target Common Stock are subject to contractual rights to repurchase upon the termination of the employment or consulting services of the holder thereof with Target or its affiliates.  All outstanding shares of Target Common Stock and Target Preferred Stock and outstanding Target Options (collectively “Target Securities”) were issued in compliance with applicable federal and state securities laws.  Except for the redemption rights of the Target Preferred Stock provided for in the Certificate of Incorporation, there are no obligations, contingent or otherwise, of Target to repurchase, redeem or otherwise acquire any shares of Target Common Stock or Target Preferred Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.  An updated Schedule 3.2(a) reflecting changes, if any, permitted by this Agreement in the capitalization of Target between the date hereof and the Effective Time shall be delivered by Target to Acquiror on the Closing Date.

             (b)        Except as set forth in this Section 3.2, there are no equity securities of any class or series of Target, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding.  Except as set forth in this Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Target or (except as set forth in the stock restriction agreements, stock option agreements and the Investor Rights Agreements listed in Schedule 3.2) obligating Target to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement.  Target is not in discussion, formal or informal, with any person or entity regarding the issuance of any form of additional Target equity that has not been issued or committed to prior to the date of this Agreement.  Except as provided in this Agreement and the other Transaction Documents (as defined in Section 3.3(a)) or any transaction contemplated hereby or thereby, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of Target.

             (c)         Other than as set forth on Schedule 3.2(a), all Target Options have been issued in accordance with the terms of the Target Stock Plan and pursuant to the standard forms of option agreement previously provided to Acquiror or its representatives.  Except as set forth in Schedule 3.2, neither the consummation of transactions contemplated by this Agreement or the other Transaction Documents nor any action taken by Target in connection with such transactions will result in (i) any acceleration of vesting in favor of any optionee under any Target Option; (ii) any acceleration of vesting in favor of any stockholder under the Target Stock Plan whose shares are subject to a right of repurchase on behalf of the Target; (iii) any additional benefits for any optionee under any Target Option; or (iv) the inability of Acquiror or Target after the Effective Time to exercise any right or benefit held by Target prior to the Effective Time with respect to any Target Option assumed by Acquiror or any stock awards under the Target Stock Plan, including, without limitation, the right to repurchase an optionee’s or stockholder’s unvested shares on termination of such optionee’s or stockholder’s employment. The assumption by Acquiror of Target Options in accordance with Section 6.5 hereunder will not (i) give the optionees additional benefits which they did not have under their options prior to such assumption (after taking into account the existing provisions of the options, such as their respective exercise prices and vesting schedules and after taking into account the terms of this Agreement) and (ii) constitute a breach of the Target Stock Plan or any agreement entered into pursuant to such plan.

             Section 3.3       Authority; No Conflict; Required Filings and Consents.

             (a)         Target has all requisite corporate power and authority to enter into this Agreement and all Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents.  The execution and delivery by Target of this Agreement and such Transaction Documents and the consummation by Target of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Target (other than the approval of the Merger by Target’s stockholders) under the provisions of Delaware Law and Target’s Certificate of Incorporation.  This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Target. This Agreement and each of the Transaction Documents to which Target is a party constitutes, and each of the Transaction Documents to which Target will become a party when executed and delivered by Target will constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of Target, enforceable against Target in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. For purposes of this Agreement, “Transaction Documents” means the Certificate of Merger.

             (b)        The execution and delivery by Target of this Agreement and the Transaction Documents to which it is or will become a party does not and the consummation by Target of the transactions contemplated by this Agreement and the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Target, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Target is a party or by which it or any of its properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Target Material Adverse Effect.

             (c)         No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of this Agreement or of any other Transaction Document to which it is or will become a party or the consummation of the transactions contemplated by this Agreement or such Transaction Document, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a Target Material Adverse Effect.

             Section 3.4       Financial Statements; Absence of Undisclosed Liabilities.

             (a)         Target has delivered to Acquiror copies of Target’s audited balance sheets as of December 31, 2000 and December 31, 1999 and the related statements of operations, stockholders’ equity and cash flow for the years then ended and for the period from May 22, 1996 to December 31, 2000 (collectively, the “Target Financial Statements”).

             (b)        The Target Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of Target as of their historical dates and for the periods indicated.  The Target Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other.

             (c)         Target has delivered to Acquiror copies of Target’s balance sheet as of May 31, 2001 (the “Most Recent Balance Sheet”).

             (d)        Target has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Most Recent Balance Sheet (including any notes thereto), except for (i) those debts, liabilities and obligations that may have been incurred after the date of the Most Recent Balance Sheet or that would not reasonably be required, in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, to be included in a balance sheet or the notes thereto (ii) liabilities and obligations incurred under contracts entered into after the date of Most Recent Balance Sheet.  All debts, liabilities, and obligations incurred after the date of the Most Recent Balance Sheet were incurred in the ordinary course of business (except for liabilities or obligations incurred in connection with the transaction contemplated by this Agreement), and are usual and normal in amount and do not exceed $10,000 individually or $50,000 in aggregate.

             (e)         Target has no liability to Silicon Valley Bank pursuant to any loan or security agreements.

             Section 3.5       Tax Matters.

             (a)         For purposes of this Section 3.5 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                           (i)          The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, ozone depleting chemicals taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

                           (ii)         The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

             (b)        All Returns required to be filed by or on behalf of Target have been duly filed on a timely basis.  All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Target under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Most Recent Balance Sheet, to Target’s knowledge, and no other Taxes are payable by Target with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Target has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.  There are no liens on any of the assets of Target with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Target is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Most Recent Balance Sheet.  Target has not at any time been (i) a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns, or (ii) a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired.

             (c)         The amount of Target’s liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Most Recent Balance Sheet does not, in the aggregate, exceed the amount of the liability accruals for Taxes reflected on the Most Recent Balance Sheet, and the Most Recent Balance Sheet reflects proper accrual in accordance with generally accepted accounting principles applied on a basis consistent with prior periods of all liabilities for Taxes payable after the date of the Most Recent Balance Sheet attributable to transactions and events occurring prior to such date.  No liability for Taxes has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

             (d)        Acquiror has been furnished by Target with true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Target relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including Target for all periods since the inception of Target.  Target does not do business in, or derive income from or have a taxable nexus with any state other than states for which Returns have been duly filed and furnished to Acquiror.

             (e)         The Returns of or including Target have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to Target’s knowledge, threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally), and Target has not received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid. Target is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Target or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Target. Target has disclosed on its federal and state income and franchise tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

             (f)         Target is not, nor has it ever been, a party to any tax sharing agreement.

             (g)        Target is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Acquiror is not required to withhold tax by reason of Section 1445 of the Code. Target is not a “consenting corporation” under Section 341(f) of the Code. Target has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Target pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.  Target has not agreed to, nor is it required to make any adjustment under Code Section 481(a) by reason of, a change in accounting method.  Target is not, nor has it been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder. Target is in compliance with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

             Section 3.6       Absence of Certain Changes or Events.  Since the date of the Most Recent Balance Sheet, Target has not:

             (a)         suffered any change or effect that has had a Target Material Adverse Effect;

             (b)        granted or agreed to make any increase in the compensation payable or to become payable by Target to its officers or employees;

             (c)         declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Target or declared any direct or indirect redemption, retirement, purchase or other acquisition by Target of such shares;

             (d)        made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

             (e)         sold, leased, abandoned or otherwise disposed of any real property or any material machinery, equipment or other operating property;

             (f)         sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset, except as set forth in Schedule 3.6 or 3.11;

             (g)        permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind (except those permitted under Section 3.7);

             (h)        made any capital expenditure or commitment individually in excess of $10,000 or in the aggregate in excess of $50,000;

             (i)          paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates (as defined in Section 3.16), officers, directors or stockholders or any affiliate or associate of any of the foregoing (except in the case of salaries in the ordinary course of business);

             (j)          made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the Target Disclosure Schedule; or

             (k)         agreed to take any action described in this Section 3.6 or outside of its ordinary course of business.

             Section 3.7       Title and Related Matters.  Target has good and marketable title to all the properties, real and personal, owned by and used in or necessary for the operation of the business of Target, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable.  The equipment of Target used in the operation of its business is, taken as a whole, (i) adequate for the business currently conducted by Target and (ii) in good operating condition and repair, ordinary wear and tear excepted.  All real or personal property leases to which Target is a party are valid, binding, enforceable and effective against Target in accordance with their respective terms.  To the knowledge of Target, there is not under any of such leases any existing material default or event of default or event which, with notice or lapse of time or both, would constitute a material default.  The Target Disclosure Schedule contains a description of all personal property leased or owned with an individual net book value in excess of $10,000 and real property leased or owned by Target, describing its interest in said property.  True and correct copies of Target’s real property and personal property leases have been provided to Acquiror or its representatives.

             Section 3.8       Proprietary Rights.

             (a)         The Target Disclosure Schedule sets forth a complete list of each of the following items (i) all patents and pending applications therefor, registrations of trademarks (including service marks) and pending applications therefor, and registrations of copyrights and applications therefor and registered mask works and pending applications therefor, that are owned by the Target (collectively, the “Target Owned IP”), (ii) all licenses, agreements and contracts relating to the Target Proprietary Rights (as defined in Section 3.8(b) of this Agreement) pursuant to which the Target or any of its Subsidiaries are entitled to use any Target Proprietary Rights owned by any third party (the “Third Party Licenses”) and (iii) all agreements under which the Target or any of its Subsidiaries has granted any third party the right to use any Target Proprietary Rights, including the unexpired material transfer agreements.

             (b)        Except to the extent identified in appropriate sections of the Target Disclosure Schedule, the Target is the owner of, or is licensed to use, in all jurisdictions as necessary, all intellectual property, including, without limitation, all patents and pending patent applications, supplementary protection certificates, patent reissues, reexaminations, extensions, trademarks and pending trademark applications, trade dress, service marks and service mark registrations, pending service mark applications, domain names, logos, commercial symbols, business name registrations, trade names, copyrights and copyright registrations, computer hardware and software, mask works and pending mask work registration applications, industrial designs and pending applications for registration of such industrial designs, including, without limitation, any and all pending applications for renewal, extensions, reexaminations and reissues of any of the foregoing intellectual property rights where applicable, inventions (whether patentable or unpatentable and whether or not reduced to practice), biological materials, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information (hereinafter collectively, “Intellectual Property Rights”) held or used in the business or necessary for the operation of the properties, assets and businesses of the Target (including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of  any product or technology which has been or is being marketed, distributed, licensed, used or sold by Target or currently is under development by Target (collectively, the “Target Products”)) (hereinafter the “Target Proprietary Rights”), except as would not, individually or in the aggregate, have or reasonably be expected to have, a Target Material Adverse Effect, except for any Intellectual Property Rights the Target reasonably believes after due investigation to be invalid and except for any Intellectual Property Rights relating to off-the-shelf software generally available to the public at a cost not exceeding $5,000.

             (c)         Except to the extent identified in the Target Disclosure Schedule, the Target is  the sole legal and beneficial owner of all the Target Proprietary Rights (subject to the Third Party Licenses), except as would not, individually or in the aggregate, have or reasonably be expected to have, a Target Material Adverse Effect.

             (d)        The Target has not entered into any agreements, licenses or created any mortgages, liens, security interests, leases, pledges, encumbrances, equities, claims, charges, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title which convey any rights in the Target Proprietary Rights, limit the ability of the Target to enforce or maintain Target Proprietary Rights or restrict the use by the Target of the Target Proprietary Rights in any way, except as provided in agreements and instruments disclosed in the Target Disclosure Schedule and furnished to Acquiror prior to the date of this Agreement.

             (e)         Except as listed in the Target Disclosure Schedule, to the knowledge of the Target, the Target is in compliance in all material respects with the Third Party Licenses that are material to the conduct of the business of the Target.

             (f)         Except as set forth on the Target Disclosure Schedule, (i) the Target is not, and will not be as a result of the execution, delivery or performance of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby or thereby in breach, violation or default of any Third Party Licenses that are material to the conduct of the business of the Target and (ii) the rights of the Target to the Target Proprietary Rights will not be affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby.

             (g)        Except as set forth on the Target Disclosure Schedule, the Target has the right to license to third parties the use of all Target Proprietary Rights.

             (h)        Except as listed in the Target Disclosure Schedule, to the knowledge of the Target, (i) all registrations and filings relating to the Target Owned IP are in good standing, (ii) all maintenance and renewal fees necessary to preserve the rights of the Target in respect of the Target Owned IP have been made and (iii) the registrations and filings relating to the Target Owned IP are proceeding and there are no material facts which could significantly undermine those registrations or filings or reduce to a significant extent the scope of protection of any patents arising from such applications.

             (i)          Except as set forth on the Target Disclosure Schedule, the practice, manufacturing, marketing, distribution, testing, sale, offer for sale, importation and use of technologies, compounds, products, processes, nucleic acid arrays, methods, software and technologies previously used and presently in use by the Target, licensees or sublicensees in the countries where the Target has conducted or proposes to conduct such activities, to the knowledge of the Target, does not and would not infringe and does not and will not result in the misappropriation or other unauthorized use of Intellectual Property Rights of any third party that are reasonably believed by the Target after due investigation to be valid, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Target Material Adverse Effect.

             (j)          Except for the matters set forth in the Target Disclosure Schedule, there are no allegations, claims, suits or proceedings instituted or pending against the Target, or, to the Target’s knowledge, against any other person, which challenge the rights possessed by the Target to use the Target Proprietary Rights or the ownership (with respect to Target Owned IP), validity, priority, enforceability, scope or effectiveness of any of the Target Proprietary Rights, including without limitation any interferences, oppositions, cancellations or other contested proceedings and, to the knowledge of the Target, there are no threats of the same.

             (k)         To the knowledge of the Target, except for the matters set forth in the Target Disclosure Schedule, there is no unauthorized use, infringement or misappropriation of the Target Proprietary Rights by any third party, including any employee or former employee of the Target, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Target Material Adverse Effect.

             (l)          Except as set forth in the Target Disclosure Schedule, (i) commercially reasonable measures have been taken to maintain the confidentiality of the inventions, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information of the Target, and all other information the value of which to the Target is contingent upon maintenance of the confidentiality thereof (“Confidential Information”) and (ii) without limiting the generality of the foregoing, each employee, officer, and director of the Target and each consultant to the Target who was involved in the development of Target Proprietary Rights or Confidential Information who has had access to Confidential Information of the Target has entered into an agreement suitable to vest all ownership rights to any Target Proprietary Rights (subject to the Third Party Licenses) and has entered into an agreement for maintaining all confidential information of the Target except for those individuals listed in the Target Disclosure Schedule whose involvement in the business of the Target is described with specificity therein. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

             (m)        Except as set forth in the Target Disclosure Schedule, the Target has not entered into any contract or agreement to indemnify any other person for or against any charge of infringement or misappropriation of, or interference or conflict with respect to, any of the Target Proprietary Rights.

             (n)        No product liability or warranty claims have been communicated in writing to or threatened against Target.

             Section 3.9       Employee Benefit Plans.

             (a)         The Target Disclosure Schedule lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of Target as to which (with respect to any of items (i) through (v) above) any potential liability is borne by Target (together, the “Target Employee Plans”).

             (b)        Target has delivered to or made available to Acquiror or its representatives a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of any Form 5500 reports filed for the last three plan years.  Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

             (c)         (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Affect on Target, (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Target Material Adverse Effect, and Target and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Target Employee Plan is covered by, and neither Target nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code.  With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan except as would not give rise, in the aggregate, to a Target Material Adverse Effect.  No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.  Neither Target nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multi-employer plan” as defined in Section 3(37) of ERISA.

             (d)        With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Target Material Adverse Effect.

             (e)         Except as set forth in the Target Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase or accelerate any benefits or the amount of compensation due any such employee or service provider.  No payment which will or may be made by Target or any of its subsidiaries to any employee will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

             (f)         There has been no amendment to, written interpretation or announcement (whether or not written) by Target or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Target Financial Statements.

             (g)        All Target Options which are treated by Target as “incentive stock options” under Section 422 of the Code comply with the requirements of that Section.  All Target Options and other equity grants by target have complied with all federal and state securities laws.

             Section 3.10     Bank Accounts.  The Target Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which Target maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

             Section 3.11     Contracts.

             (a)         Except as set forth on the Target Disclosure Schedule:

                           (i)          Target has no agreements, contracts or commitments that provide for the sale, licensing, transfer, assignment, distribution, marketing, promotion or resale by Target of any Target Products or Target Proprietary Rights, nor has Target granted any license of any Target trademarks or servicemarks.

                           (ii)         Target has no Third Party Licenses.

                           (iii)        Target has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to Target (including, without limitation, any advertising or revenue sharing arrangement) individually in excess of $10,000.

                           (iv)       Target has no outstanding sales or advertising contract, commitment or proposal that Target currently expects to result in any loss to Target upon completion or performance thereof.

                           (v)        Target has no outstanding agreements, contracts or commitments to employ, engage or utilize officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by Target “at will” and without liability, penalty or premium.

                           (vi)       Target has no employment, independent contractor or similar agreement, contract or commitment that is not terminable on no more than thirty (30) days’ notice without penalty, liability or premium of any type, including, without limitation, severance or termination pay.

                           (vii)      Target has no currently effective collective bargaining or union agreements, contracts or commitments.

                           (viii)     Target is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

                           (ix)        Target has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

                           (x)         Target has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Target of any sum.

                           (xi)        Target has no agreements pursuant to which Target has agreed to manufacture for, supply to or distribute to any third party any Target Products or Target Components.

                           (xii)       There are no agreements, understandings or proposed transactions between the Target and any of its officers, directors, affiliates, any affiliate thereof or any family members thereof.

             True and correct copies of each document or instrument listed on the Target Disclosure Schedule pursuant to this Section 3.11(a) (the “Material Contracts”) have been provided to Acquiror or its representatives.

             (b)        All of the Material Contracts listed on the Target Disclosure Schedule are valid and binding against Target and, to Target’s knowledge, in full force and effect, and enforceable by Target in accordance with their respective terms.  As of the date hereof, no party to any such Material Contract has notified Target that it intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

             (c)         Target is not in material default under or in material breach or violation of, nor, to Target’s knowledge, is there any valid basis for any claim of material default by Target under, or material breach or violation by Target of, any Material Contract.  To Target’s knowledge, no other party is in material default under or in material breach or violation of, nor is there any valid basis for any claim of material default by any other party under or any material breach or violation by any other party of, any Material Contract.

             (d)        Except as specifically indicated on the Target Disclosure Schedule, none of the Material Contracts provides for indemnification by Target of any third party.  No claims have been made or threatened that would require indemnification by Target, and Target has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.

             Section 3.12     [Reserved]

             Section 3.13     Compliance With Law.  Target, with respect to the operation of its business is in compliance in all material respects with all applicable laws and regulations. Neither Target nor, to Target’s knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction.  Target has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers.  Target has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

             Section 3.14     Labor Difficulties; No Discrimination.

             (a)         Target is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.  There is no unfair labor practice complaint against Target actually pending or, to the knowledge of Target, threatened before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage actually pending or, to the knowledge of Target, threatened against Target.  To the knowledge of Target, no union organizing activities are taking place with respect to the business of Target.  No grievance, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Target, no claims therefor exist.  No collective bargaining agreement that is binding on Target restricts it from relocating or closing any of its operations. Target has not experienced any material work stoppage or other material labor difficulty.

             (b)        There is no, and has not been any, claim against Target, or to Target’s knowledge, threatened against Target, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortuous conduct, nor to the knowledge of Target, is there any basis for any such claim.

             (c)         There are no pending claims against Target or any of its subsidiaries under any workers compensation plan or policy or for long term disability.  Neither Target nor any of its subsidiaries has any monetary material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.  There are no proceedings pending or, to the knowledge of Target, threatened, between Target and any of their respective employees, which proceedings have or would reasonably be expected to have a Target Material Adverse Effect.

             Section 3.15     [Reserved]

             Section 3.16     Insider Transactions.  To the knowledge of Target, no affiliate (“Affiliate”) as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of Target has any interest in any equipment or other property, real or personal, tangible or intangible, including, without limitation, any Target Proprietary Rights or any creditor, supplier, customer, manufacturer, agent, representative, or distributor of Target Products; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

             Section 3.17     Employees, Independent Contractors and Consultants.  The Target Disclosure Schedule lists and describes all past and all currently effective written or, to Target’s knowledge, oral consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Target is a party.  True and correct copies of all such written agreements have been provided to or made available to Acquiror or its representatives.  All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law.  All salaries and wages paid by Target are in compliance in all material respects with applicable federal, state and local laws.  Also shown on the Target Disclosure Schedule are the names, positions and salaries or rates of pay, including bonuses, of all persons presently employed by Target.

             Section 3.18     Insurance. The fire, liability and other insurance policies held by Target are set forth on Schedule 3.18.  The Target Disclosure Schedule contains a list of all claims made by Target under such policies.  Target has not done anything, either by way of action or inaction, that to the knowledge of Target, might invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds in all material respects. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

             Section 3.19     Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such).  There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its respective directors or officers (in their capacities as such).  To Target’s knowledge, no circumstances exist that could form a valid basis for a claim against Target relating to any claim of infringement of any Intellectual Property Right.

             Section 3.20     Governmental Authorizations and Regulations. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target’s business or the holding of any such interest, and all of such authorizations are in full force and effect, except where the failure to obtain or have any such Target authorizations would not reasonably be expected to have a Target Material Adverse Effect.  Target is in compliance in all material respects with all terms and conditions of all such permits, licenses and authorizations.

             Section 3.21     Subsidiaries.  Target has no subsidiaries.  Target does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and Target does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

             Section 3.22     Compliance with Environmental Requirements.  Target is not aware of, nor has Target received written notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form a valid basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Target, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste, or relating to the safety of employees, workers or other persons.

             Section 3.23     Corporate Documents.  Target has furnished to Acquiror or its representatives copies of: (a) its Certificate of Incorporation and Bylaws, as amended to date; (b) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (c) all material permits, orders, and consents issued by any regulatory agency with respect to Target, or any securities of Target, and all applications for such permits, orders, and consents; and (d) the stock transfer books of Target setting forth all transfers of any capital stock.  The corporate minute books, stock certificate books, stock registers and other corporate records of Target are complete and accurate, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.  All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

             Section 3.24     No Brokers.  Neither Target nor, to Target’s knowledge, any Target stockholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby other than as set forth in the Target Disclosure Schedule.

             Section 3.25     [Reserved]

             Section 3.26     Target Action.  The Board of Directors of Target, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of Target and its stockholders, (ii) approved the Merger and this Agreement in accordance with the provisions of Delaware Law, and (iii) directed that this Agreement and the Merger be submitted to Target stockholders for their approval and resolved to recommend that Target stockholders vote in favor of the approval of this Agreement and the Merger.

             Section 3.27     Offers.  Target has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions (as defined in Section 5.6) with parties other than Acquiror.

             Section 3.28     Information Statement.  The information supplied by Target for inclusion in the information statement to be sent to the stockholders of Target in connection with the notice required under Section 228(d) and Section 262(d)(2) of Delaware Law of Target (such information statement as amended or supplemented is referred to herein as the “Information Statement”) shall not, on the date the Information Statement is first mailed to Target stockholders contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by or relating to Acquiror or Sub which is contained in any of the foregoing documents.

             Section 3.29     [Reserved]

             Section 3.30     Complete Copies of Materials.  Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target and its subsidiaries.

             Section 3.31     Export Control Laws.  Target has conducted its export transactions in accordance with applicable provisions of the United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations except for violations which would not have a Target Material Adverse Effect.  Without limiting the foregoing, Target represents and warrants that:

             (a)         Target has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

             (b)        Target is in compliance with the terms of all applicable export licenses or other approvals;

             (c)         There are no pending or, to the knowledge of Target, threatened claims against Target with respect to such export licenses or other approvals;

             (d)        There are no actions, conditions or circumstances pertaining to Target’s export transactions that may give rise to any future claims; and

             (e)         No consents or approvals for the transfer of export licenses to Acquiror are required, or such consents and approvals can be obtained expeditiously without material cost.

             Section 3.32     [Reserved]

             Section 3.33     Disclosure.  No statements by Target contained in this Agreement, its exhibits and schedules nor in any of the certificates or documents, including any of the Transaction Documents, delivered or required to be delivered by Target to Acquiror or Sub under this Agreement contains any untrue statement of a material fact or omits (when read together with all such other statements) to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

             Acquiror and Sub represent and warrant to Target and the former Target stockholders that, the statements contained in this Article IV are true and correct.

             Section 4.1       Organization of Acquiror and Sub.  Each of Acquiror and its subsidiaries, including Sub, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have an Acquiror Material Adverse Effect.

             “Acquiror Material Adverse Effect” means any change or effect that is materially adverse to the condition (financial or otherwise), assets, liabilities, business or results of operations of the Acquiror or its subsidiaries taken as a whole, provided, however, that none of the Excluded MAE Factors shall be deemed (either alone or in combination) to constitute, and none of the Excluded MAE Factors shall be taken into account in determining whether there has been or will be, an Acquiror Material Adverse Effect, and provided, further that no developments related to Acquiror’s pending litigation with Lexicon Genetics, Inc. shall constitute an Acquiror Material Adverse Effect.

             Section 4.2       Acquiror and Merger Sub Capital Structure.  The authorized capital stock of Acquiror consists of 75,000,000 shares of Common Stock, par value of $0.001 per share (“Acquiror Common Stock”) and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Acquiror Preferred Stock”), of which there were issued and outstanding as of the close of business on May 4, 2001, 29,895,666 shares of Acquiror Common Stock and no shares of Acquiror Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after May 4, 2001 under Acquiror’s 2000 Employee Stock Purchase Plan (the “ESPP”) or upon the exercise of options issued under Acquiror’s 1998 Stock Incentive Plan or 2000 Stock Incentive Plan.  The authorized capital stock of Sub consists of 1,000 shares of Common Stock, all of which are issued and outstanding and are held by Acquiror.  All outstanding shares of Acquiror and Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.  As of the close of business on July 19, 2001, Acquiror has reserved an aggregate of 5,383,921 shares of Common Stock for issuance to employees, directors and independent contractors upon exercise of outstanding options to acquire shares of Acquiror Common Stock issued under the Acquiror stock option plans and an aggregate of 472,142 shares of Common Stock for issuance upon exercise of outstanding warrants. Other than as contemplated by this Agreement or under the ESPP, and except as described in this Section 4.2, there are no other options, warrants, calls, rights, commitments or agreements to which Acquiror or Sub is a party or by which either of them is bound obligating Acquiror or Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Sub or obligating Acquiror or Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  The shares of Acquiror Common Stock to be issued pursuant to the Merger (including shares of Acquiror Common Stock issued upon exercise of Target Options assumed by Acquiror) have been reserved for issuance and will be duly authorized, validly issued, fully paid, and non- assessable and issued in compliance with all applicable federal or state securities laws.

             Section 4.3       Authority; No Conflict; Required Filings and Consents.

             (a)         Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents.  The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Acquiror and Sub under the provisions of Delaware Law and Acquiror’s and Sub’s respective certificates of incorporation.  This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Acquiror and Sub.  This Agreement and each of the Transaction Documents to which Acquiror or Sub is a party constitutes, and each of the Transaction Documents to which Acquiror or Sub will become a party when executed and delivered by Acquiror or Sub will constitute, the valid and binding obligation of Acquiror or Sub, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

             (b)        The execution and delivery by Acquiror or Sub of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Acquiror or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Acquiror or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Sub or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have an Acquiror Material Adverse Effect.

             (c)         No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have an Acquiror Material Adverse Effect.

             Section 4.4       Commission Filings; Financial Statements.

             (a)         Acquiror has filed with the Commission and made available to Target or its representatives all forms, reports and documents required to be filed by Acquiror with the Commission since August 2, 2000 (collectively, the “Acquiror Commission Reports”). The Acquiror Commission Reports constitute all of the documents required to be filed by the Acquiror under Section 13 or 14 of the Exchange Act with the Commission since August 2, 2000. The Acquiror Commission Reports (i) at the time filed, (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Acquiror Commission Reports or necessary in order to make the statements in such Acquiror Commission Reports, in the light of the circumstances under which they were made, not misleading.

             (b)        Each of the financial statements (including, in each case, any related notes) contained in the Acquiror Commission Reports, including any Acquiror Commission Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly presented the consolidated financial position of Acquiror and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

             Section 4.5       Absence of Certain Changes or Events.  Except as otherwise disclosed in the Acquiror Commission Reports, since March 31, 2001, Acquiror and its subsidiaries have conducted their business in the ordinary course and, since such date, Acquiror has not suffered any change or effect that has resulted in an Acquiror Material Adverse Effect (other than any change in the business of Acquiror occurring as a result of the execution or announcement of this Agreement and provided that changes in the trading prices of Acquiror Common Stock shall not in and of itself constitute a change with respect to Acquiror).

             Section 4.6       Compliance with Laws.  Acquiror has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not reasonably be expected to have an Acquiror Material Adverse Effect.

             Section 4.7       Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

             Section 4.8       Disclosure.  No statements by Acquiror contained in this Agreement, its exhibits and schedules, or any of the certificates or documents, including any of the Transaction Documents, required to be delivered by Acquiror or Sub to Target under this Agreement contain any untrue statement of material fact or omits (when read together with all such other statements) to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

             Section 4.9       Stockholders Consent.  No consent or approval of the shareholders of Acquiror is required or necessary for Acquiror to enter into this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby.

             Section 4.10     Litigation.  Except as otherwise disclosed in the Acquiror Commission Reports, (i) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its properties or any of its officers or directors (in their capacities as such), which, if determined adversely to Acquiror, would have an Acquiror Material Adverse Effect, and (ii) there is no judgment, decree or order against Acquiror, or, to the knowledge of Acquiror, any of its respective directors or officers (in their capacities as such) relating to the business of Acquiror, the presence of which would have an Acquiror Material Adverse Effect.  To Acquiror’s knowledge, no circumstances exist that could form a valid basis for a claim against Acquiror as a result of the conduct of Acquiror’s business (including, without limitation, any claim of infringement of any intellectual property right) that would have an Acquiror Material Adverse Effect.

ARTICLE V

PRECLOSING COVENANTS OF TARGET

             During the period from the date of this Agreement until the Effective Time, Target covenants and agrees as follows:

             Section 5.1       Notice to Target Stockholders.  Prior to the Effective Time, Target will send to all stockholders who have not consented to the Merger Agreement the notice required under Section 228(e) and Section 262(d)(2) of Delaware Law, along with the Information Statement.  The notice and the Information Statement shall comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.  The Information Statement shall contain the unanimous recommendation of the Board of Directors of Target that the Target stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of Target.  Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

             Section 5.2       Advice of Changes.  Target will promptly advise Acquiror in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

             Section 5.3       Operation of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, Target agrees (except to the extent that Acquiror shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to the extent commercially reasonable to pay or perform other obligations when due, and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.  Target shall promptly notify Acquiror of any event or occurrence not in the ordinary course of business of Target.  Except as expressly contemplated by this Agreement, Target shall not, without the prior written consent of Acquiror:

             (a)         Accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any employee stock plan or agreements or authorize cash payments in exchange for any Target Option or any options granted under any of such plans except as specifically required by the terms of such plans or any related agreements or any such agreements in effect as of the date of this Agreement and disclosed in the Target Disclosure Schedule;

             (b)        Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities (other than with respect to the exercise of Target Options or Target Warrants or the conversion of Target Preferred Stock) in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

             (c)         Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of (A) shares of Target Common Stock issuable upon exercise of Target Options or pursuant to other commitments that are outstanding on the date of this Agreement and set forth in Schedule 3.2, (B) shares of Target Common Stock issuable upon conversion of shares of Target Preferred Stock or (C) shares of Target Common Stock or Target Preferred Stock upon the exercise of Target Warrants or (ii) the repurchase of shares of Common Stock from terminated employees pursuant to the terms of outstanding stock restriction or similar agreements;

             (d)        Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

             (e)         Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Target, except in the ordinary course of business;

             (f)         Except as set forth in Section 3.6 of the Disclosure Schedule, (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non- officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

             (g)        Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

             (h)        Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others;

             (i)          Amend or propose to amend its Certificate of Incorporation or Bylaws;

             (j)          Incur or commit to incur any capital expenditures in excess of $50,000 in the aggregate or in excess of $10,000 as to any individual matter;

             (k)         Lease, license, sell, transfer or encumber or permit to be encumbered any asset, Target Proprietary Right or other property associated with the business of Target (including sales or transfers to Affiliates of Target) except for license agreements entered into in the ordinary course of business.

             (l)          Enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business;

             (m)        Fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

             (n)        Change accounting methods;

             (o)        Amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

             (p)        Loan any amount to any person or entity, or guaranty or act as a surety for any obligation;

             (q)        Waive or release any material right or claim, except in the ordinary course of business;

             (r)         Make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other similar action or omission would have the effect of increasing the Tax liability of Target or Acquiror;

             (s)         Take any action, or fail to take any action, that would cause a Target Material Adverse Effect;

             (t)         Enter into any agreement in which the obligation of Target exceeds $10,000 or shall not terminate or be subject to termination for convenience within 180 days following execution;

             (u)        Enter into any agreement not in the ordinary course of business (including without limitation any material licenses, any exclusive agreements of any kind, or any agreements providing for obligations that would extend beyond six months of the date of this Agreement); or

             (v)        Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (u) above, or any action which is reasonably likely to make any of Target’s representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

             Section 5.4       Access to Information.  Until the Closing, Target shall allow Acquiror and its agents reasonable free access during normal business hours upon reasonable notice to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition.  Until the Closing, Target shall cause its accountants to cooperate with Acquiror and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained in any investigation pursuant to this Section shall effect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules.  All such access shall be subject to the terms of the Confidentiality Agreement (as defined in Section 7.1).

             Section 5.5       Satisfaction of Conditions Precedent.  Target will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.2, and Target will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement.  Target shall use commercially reasonable efforts to obtain any and all consents necessary with respect to those Material Contracts listed on Schedule 5.5 of the Target Disclosure Schedule in connection with the Merger (the “Material Consents”).

             Section 5.6       Other Negotiations.  Target will not (and it will not permit any of its officers, directors, employees, agents and Affiliates on its behalf to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Acquiror) regarding any acquisition of Target, any merger or consolidation with or involving Target, or any acquisition of any material portion of the stock or assets of Target or any material license of Target Proprietary Rights, except for license agreements entered into in the ordinary course of business (any of the foregoing being referred to in this Agreement as an “Acquisition Transaction”) or enter into an agreement concerning any Acquisition Transaction with any party other than Acquiror.  If between the date of this Agreement and the termination of this Agreement pursuant to Section 9.1, Target receives from a third party any offer or indication of interest regarding any Acquisition Transaction, or any request for information regarding any Acquisition Transaction, Target shall (i) notify Acquiror immediately (orally and in writing) of such offer, indication of interest or request, including the identity of such party and a summary of the terms of any proposal therein, and (ii) notify such third party of Target’s obligations under this Agreement.

ARTICLE VI

PRECLOSING AND OTHER COVENANTS OF ACQUIROR AND SUB

             Section 6.1       Advice of Changes.  Acquiror and Sub will promptly advise Target in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Acquiror or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

             Section 6.2       Reservation of Acquiror Common Stock.  Acquiror shall reserve for issuance, out of its authorized but unissued capital stock, the maximum number of shares of Acquiror Common Stock as may be issuable upon consummation of the Merger, including shares of Acquiror Common Stock that will be issued upon exercise of Target Options assumed by Acquiror.

             Section 6.3       Satisfaction of Conditions Precedent.  Acquiror and Sub will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.3, and Acquiror and Sub will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

             Section 6.4       Nasdaq National Market Listing.  Acquiror shall cause the shares of Acquiror Common Stock issuable to the stockholders of Target in the Merger, including shares of Acquiror Common Stock issuable upon exercise of Acquiror Options, to be authorized for listing on the Nasdaq National Market prior to the Closing.

             Section 6.5       Stock Options.

             (a)         (i) At the Effective Time, each outstanding Target Option, whether vested or unvested, shall be assumed by Acquiror and deemed to constitute an option (an “Acquiror Option”) to acquire, on the same terms and conditions as were applicable under the Target Option, the number of shares of Acquiror Common Stock equal to the number of shares that the holder of such Target Option would have been entitled to receive pursuant to such option multiplied by the Exchange Ratio (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the per share exercise price for the shares of Target Common Stock otherwise purchasable pursuant to such Target Option divided by the Exchange Ratio; and (ii) at the time that any Earn Out Shares are paid pursuant to Section 2.1(e) hereof, each Acquiror Option will be adjusted to include the number of shares of Acquiror Common Stock equal to the number of shares of Target that the holder of such Target Option would have been entitled to receive pursuant to such Target Option immediately prior to the Effective Time (assuming for purposes of this calculation that all such Target Options were fully vested) multiplied by the Earn Out Exchange Ratio then applicable (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the per share exercise price for the shares of Target Common Stock otherwise purchasable pursuant to such Target Option divided by the Earn Out Exchange Ratio then applicable, and notice of such adjustment will be provided to the holders of such Target Options; provided, however, that, in the case of any Target Option to which Section 422 of the Code applies (“incentive stock options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. The term, exercisability, vesting schedule, acceleration events, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the option shall otherwise remain unchanged.

             (b)        As soon as practicable (and in any event within 5 business days) after the Effective Time, Acquiror shall deliver to the participants in the Target Stock Plan or other holders of Target Options appropriate notice setting forth such participants’ rights pursuant thereto and the grants pursuant to the Target Stock Plan or otherwise shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.5 after giving effect to the Merger). Acquiror shall comply with the terms of the Target Stock Plan and use commercially reasonable efforts to ensure, to the extent required by, and subject to the provisions of, such Target Stock Plan and Sections 422 and 424(a) of the Code, that Target Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

             (c)         Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of Target Options assumed in accordance with this Section 6.5. As soon as practicable after the Effective Time and in any event no later than 10 days after the Closing Date, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate forms) under the Securities Act or another appropriate form with respect to the shares of Acquiror Common Stock subject to such options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

             Section 6.6       Registration of Shares Issued in the Merger.

             (a)         Registrable Shares. For purposes of this Agreement, “Registrable Shares” shall mean the shares of Acquiror Common Stock issued in the Merger, including any and all Escrow Shares, but excluding shares of Acquiror Common Stock issued in the Merger that have been sold or otherwise transferred without the consent of Acquiror (which shall not be unreasonably withheld) by the stockholders of Target who initially received such shares in the Merger prior to the effective date of the Registration Statement (as defined below) (collectively, the “Holders”) and excluding shares of Acquiror Common Stock issuable upon exercise of Target Options (the issuance of which will be registered on Form S-8); provided however, that a distribution of shares of Acquiror Common Stock issued in the Merger without additional consideration, to underlying beneficial owners (such as the general and limited partners, stockholders or trust beneficiaries of a Holder) shall not be deemed such a sale or transfer for purposes of this Section 6.6 and such underlying beneficial owners shall be entitled to the same rights under this Section 6.6 as the initial Holder from which the Registrable Shares were received and shall be deemed Holders for the purposes of this Section 6.6.

             (b)        Required Registration. Acquiror shall prepare and file with the Commission a registration statement on Form S-3 (or such successor or other appropriate form that Acquiror is eligible to use) under the Securities Act with respect to the Registrable Shares (the “Registration Statement”) by the later of (i) 10 days after the date it becomes eligible to register shares on Form S-3, (ii) 10 days after the Effective Time or (iii) August 14, 2001, and to effect all such registrations, qualifications and compliances in connection therewith (including, without limitation, filing any Exchange Act reports or Financial Statements with the Commission and obtaining appropriate qualifications under applicable state securities or “blue sky” laws and compliance with any other applicable governmental requirements or regulations) as any selling Holder may reasonably request and that would permit or facilitate the public sale of Registrable Shares (provided however that Acquiror shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such state or jurisdiction), in each case so that such Registration Statement and all other such registrations, qualifications and compliances may become effective as soon as possible thereafter, but in any event no later than 30 days after the filing thereof, or as soon as practicable thereafter in the event such Registration Statement becomes subject to review by the Commission Staff.

             (c)         Effectiveness; Trading Window; Suspension Right.

                           (i)          Acquiror will use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement and other applicable registrations, qualifications and compliances for one (1) year from the Closing Date (the “Registration Effective Period”), and from time to time will amend or supplement the Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

                           (ii)         Following the date on which the Registration Statement is first declared effective and subject to the restrictions set forth in the Restricted Stock Agreement and the Sale Restriction Agreement, the Holders will be permitted (subject in all cases to Section 6.7 below) to offer and sell Registrable Shares under the Registration Statement during the Registration Effective Period in the manner described in the Registration Statement provided that the Registration Statement remains effective and has not been suspended; provided, however, that such offers and sales may only occur during the period that begins at the close of business on the second trading day following the date of public disclosure of the Acquiror’s financial results for a particular fiscal quarter or year and ending on the close of business on the later of (i) 30 days after such date, and (ii) the last day of the second month of the next fiscal quarter.

                           (iii)        Notwithstanding any other provision of this Section 6.6, Acquiror shall have the right pursuant to its insider trading policy, at any time to require that all Holders suspend further open market offers and sales of Registrable Shares whenever, and for such period of time as there is material undisclosed information or events with respect to Acquiror the disclosure of which would be seriously detrimental to the Acquiror; provided, however, that Acquiror shall also suspend further open market offers and sales of its shares by those persons or entities then subject to Acquiror’s insider trading policy.  Acquiror will promptly give the Holders notice of any such suspension.

             (d)        Expenses. Acquiror shall bear all costs and expenses for purposes of this Section 6.6, including, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the selling Holders), reasonable legal fees and disbursements of counsel for Acquiror and one counsel for the selling Holders (up to $5,000), “blue sky” expenses, accounting fees and filing fees, but shall not include underwriting commissions or similar charges, legal fees and disbursements of other counsel for the selling Holders.

             (e)         Indemnification.

                           (i)          To the extent permitted by law, Acquiror will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder, its officers, directors, stockholders or partners and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (C) any violation or alleged violation by Acquiror of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Acquiror will pay to each such Holder (and its officers, directors, stockholders or partners), underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.6(e)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Acquiror; nor shall Acquiror be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (a) a Violation which occurs in reliance upon and in conformity with information furnished expressly for use in the Registration Statement by any such Holder, or (b) a Violation that would not have occurred if such Holder had delivered to the purchaser the version of the Prospectus most recently provided by Acquiror to the Holder as of the date of such sale.

                           (ii)         To the extent permitted by law, each selling Holder will indemnify and hold harmless Acquiror, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Acquiror within the meaning of the Securities Act, any underwriter, any other Holder selling securities pursuant to the Registration Statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of the Holder to comply with the prospectus delivery requirements under the Securities Act, and the failure of the Holder to deliver the most current prospectus provided by Acquiror prior to such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in the Registration Statement or such Violation is caused by the Holder’s failure to deliver to the purchaser of the Holder’s Registrable Shares a prospectus (or amendment or supplement thereto) that had been made available to the Holder by Acquiror; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 6.6(e)(ii) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.6(e)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld.  The aggregate indemnification and contribution liability of each Holder under this Section 6.6(e)(ii) shall not exceed the net proceeds received by such Holder in connection with sale of shares pursuant to the Registration Statement.

                           (iii)        Each person entitled to indemnification under this Section 6.6(e) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6.6 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                           (iv)       To the extent that the indemnification provided for in this Section 6.6(e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

             (f)         Current Public Information.  Until the earlier of the first anniversary of the Closing Date (or, if any Holder is an affiliate of Acquiror, the second anniversary of the Closing Date) or the date all shares of Acquiror Common Stock subject to this Section 6.6 have been sold, Acquiror will timely file all reports required to be filed by it under the Exchange Act, and the rules and regulations adopted by the Commission thereunder, all to the extent required to enable such Holders to sell their shares pursuant to Rule 144 and the Registration Statement.  Upon written request, Acquiror will deliver to such Holders a written statement as to whether it has complied with such requirements.

             Section 6.7       Procedures for Sale of Shares Under Registration Statement.

             (a)         Delivery of Prospectus.  For any offer or sale of any of the Registrable Shares by a Holder in a transaction that is not exempt under the Securities Act, the Holder, in addition to complying with any other federal securities laws, shall deliver a copy of the final prospectus (or amendment of or supplement to such prospectus) of Acquiror covering the Registrable Shares in the form furnished to the Holder by Acquiror to the purchaser of any of the Registrable Shares on or before the settlement date for the purchase of such Registrable Shares.

             (b)        Copies of Prospectuses. Acquiror shall, upon the effectiveness of the Registration Statement and within two (2) trading days following any request, furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not as of the date of delivery to the Holder include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances under which they were made.

             Section 6.8       Certain Employee Benefit Matters.  From and after the Effective Time, employees of Target at the Effective Time will be provided with employee benefits by the Surviving Corporation or Acquiror which in the aggregate are no less favorable to such employees than those provided from time to time by Acquiror to similarly situated employees.  If any employee of Target becomes a participant in any employee benefit plan, program, policy or arrangement of Acquiror, such employee shall be given credit for all service prior to the Effective Time with Target to the extent permissible under such plan, program, policy or arrangement.  All Target Options assumed by Acquiror at the Effective Time pursuant to the terms of Section 6.5(a) shall remain outstanding following the Effective on the same terms and conditions as prior to the Effective Time, subject to the adjustments contemplated by such Section 6.5. Employees of Target as of the Effective Time shall be permitted to participate in the ESPP commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility and other provisions of such plan.

             Section 6.9       Indemnity of Target Affiliates.

             (a)         Acquiror shall not, for a period of six years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or By-laws of Target for the benefit of any individual who served as a director or officer of Target at any time prior to the Effective Time (the “Indemnified Executives”), except for any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

ARTICLE VII

OTHER AGREEMENTS

             Section 7.1       Confidentiality.  Each party acknowledges Acquiror and Target have previously executed a Mutual Non-Disclosure Agreement dated February 22, 2001 (the “Confidentiality Agreement”), which agreement shall continue in full force and effect in accordance with its terms.

             Section 7.2       No Public Announcement.  The parties have agreed upon the form and substances of a joint press release announcing the consummation of the Merger, which shall be issued at a time and in a manner mutually agreed upon. Other than such joint press release, the parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Merger; provided, however, that either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

             Section 7.3       Regulatory Filings; Consents; Reasonable Efforts.  Subject to the terms and conditions of this Agreement, Target and Acquiror shall use commercially reasonable efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

             Section 7.4       Further Assurances.  Prior to the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

             Section 7.5       Escrow Agreement.  On or before the Effective Date, Acquiror shall, and the parties hereto shall exercise commercially reasonable efforts to cause the Escrow Agent (as defined in Section 10.2) and the Stockholders’ Agent (as defined in Section 10.9) to enter into an Escrow Agreement in the form attached hereto as Exhibit C.

             Section 7.6       FIRPTA.  Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) FIRPTA Notification Letter which states that shares of capital stock of Target do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such FIRPTA Notification Letter, Target shall provide to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

             Section 7.7       Blue Sky Laws.  Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger.  Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

             Section 7.8       Other Filings.  As promptly as practicable after the date of this Agreement, Target and Acquiror will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or state securities or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”).  The Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to any Other Filing, Target or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement, and/or mailing to stockholders of Target, such amendment or supplement.

ARTICLE VIII

CONDITIONS TO MERGER

             Section 8.1       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

             (a)         No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

             (b)        The issuance of Acquiror Common Stock in the Merger shall be exempt from registration pursuant to Regulation D promulgated under the Securities Act.

             Section 8.2       Additional Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Acquiror and Sub:

             (a)         Conversion of Preferred Stock; Dissenting Stockholders. Holders of not more than 5% of Target’s issued and outstanding capital stock as of the Closing shall have elected to exercise dissenters’ or appraisal rights under Delaware Law as to such shares.

             (b)        Escrow Agreement.  The Escrow Agent and Stockholders’ Agent have executed and delivered to Acquiror the Escrow Agreement and such agreement shall remain in full force and effect.

             (c)         Investor Questionnaire. Each stockholder of Target who is not an “affiliate” of Target and who has executed a written consent in favor of the Merger shall have executed and delivered to Acquiror an investor questionnaire.

             (d)        Ancillary Agreements.  Each of the Restricted Stock Agreement, Employment Agreements, Sale Restriction Agreement and  Support Agreements executed and delivered concurrently with the execution of this Agreement shall remain in full force and effect.  Each of the Restricted Stock Agreement and the Noncompetition Agreement shall be executed and delivered concurrently with the Closing.

             (e)         Opinion of Target’s Counsel.  Acquiror shall have received an opinion dated the Closing Date of Cooley Godward LLP, counsel to Target, as to the matters in the form attached hereto as Exhibit D.

             (f)         Approvals. All authorizations, consents (including the Material Consents), or approvals of, or notifications to any third party, required by Target’s contracts, agreements or other obligations in connection with the consummation of the Merger shall have occurred or been obtained except for any the absence of which is not reasonably likely to have a Target Material Adverse Effect (it being agreed that the absence of consents listed on Schedule 3.3 would not have a Target Material Adverse Effect).

             (g)        Termination of Agreements.  The following agreements between Target and certain of its stockholders shall have been terminated:  (i) the Securities Purchase Agreement dated July 16, 1997, among Warburg, Dr. Howard M. Goodman and Target, (ii) the Securities Purchase Agreement dated September, 1998, among Warburg, Ledbetter Davidson International, Inc., Kevin Kinsella and Target, (iii)  the Securities Purchase Agreement dated July 12, 2000, by and among Warburg and Target and (iv) the Equity Line of Credit Agreement dated April 20, 2001, by and among Warburg and Target.

             (h)        Board Resignations. Target shall have received written letters of resignation from each of the current members of the Target Board of Directors and from each officer of Target, in each case effective at the Effective Time.

             (i)          Material Adverse Effect. Since the date hereof, there shall not have occurred any event or events, which has had, individually or in the aggregate, or would reasonably be expected to have, a Target Material Adverse Effect.

             (j)          Warrant Exercise.  All outstanding warrants to purchase Target Common Stock or Target Preferred Stock shall have been exercised or cancelled.

             (k)         Termination of Target’s 401(k) Plan.  If Target maintains or sponsors a plan subject to Section 401(k) of the Code, Target’s Board of Directors shall have adopted a resolution terminating such plan contingent on the Closing and effective as of at least one calendar day prior to the Effective Time.

             (l)          Representations, Warranties and Covenants.  (i) Except for the representations and warranties contained in Sections 3.5(c) and 3.33, each of the representations and warranties of Target in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Target in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing Date as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Target as of the Closing.

             (m)        Target’s Officer Certificate.  A certificate, dated the Closing Date, of an officer of Target (i) attaching copies of the Articles of Incorporation and Bylaws, and any amendments thereto, of Target, (ii) attaching a good standing certificate of Target, duly certified by the Secretary of State of the State of Delaware, (iii) certifying (A) that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the Board of Directors, of Target and continuing in effect, which authorize the execution, delivery and performance by Target of this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby; and (B) that there are no proceedings for the dissolution or liquidation of Target, and (iv) certifying the incumbency, signatures and authority of the officers of Target authorized to execute, deliver and perform this Agreement and the Certificate of Merger and all other documents, instruments or agreements related thereto executed or to be executed by Target.

             Section 8.3       Additional Conditions to Obligations of Target.  The obligation of Target to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

             (a)         Opinion of Acquiror’s Counsel.  Target shall have received an opinion dated the Closing Date of Orrick, Herrington & Sutcliffe LLP, counsel to Acquiror, as to the matters attached hereto as Exhibit E.

             (b)        Material Adverse Effect. Since the date hereof, there shall not have occurred any event or events, which could, individually or in the aggregate, have or reasonably be expected to have, an Acquiror Material Adverse Effect.

             (c)         Shareholder Consent.  This Agreement and the Merger shall have been duly approved and adopted by the holders of a majority of the shares of the capital stock of Target outstanding as of the date hereof.

             (d)        Nasdaq.  Acquiror shall have filed with the Nasdaq National Market a Notification Form For Change in Number of Shares Outstanding with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger (including pursuant to the assumption of Target Options).

             (e)         Representations, Warranties and Covenants.  (i) Each of the representations and warranties of Acquiror and Sub in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Acquiror and Sub in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing Date as though such representation or warranty had been made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) each of Acquiror and Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Acquiror and Sub as of the Closing.

             (f)         Acquiror’s Officer Certificate.  A certificate, dated the Closing Date, of an officer of Acquiror (i) attaching copies of the Articles of Incorporation and Bylaws, and any amendments thereto, of Acquiror, (ii) attaching a good standing certificate of Acquiror, duly certified by the Secretary of State of the State of Delaware, (iii)  certifying (A) that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the Board of Directors, of Acquiror and continuing in effect, which authorize the execution, delivery and performance by Acquiror of this Agreement and the consummation of the transactions contemplated hereby; and (B) that there are no proceedings for the dissolution or liquidation of Acquiror, and (iv) certifying the incumbency, signatures and authority of the officers of Acquiror authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by Acquiror.

             (g)        Merger Sub’s Officer Certificate.  A certificate, dated the Closing Date, of an officer of Merger Sub (i) attaching copies of the Articles of Incorporation and Bylaws, and any amendments thereto, of Merger Sub, (ii) attaching a good standing certificate of Merger Sub, duly certified by the Secretary of State of the State of Delaware, (iii)  certifying (A) that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the Board of Directors, of Merger Sub and continuing in effect, which authorize the execution, delivery and performance by Merger Sub of this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby; and (B) that there are no proceedings for the dissolution or liquidation of Merger Sub, and (iv) certifying the incumbency, signatures and authority of the officers of Merger Sub authorized to execute, deliver and perform this Agreement and the Certificate of Merger and all other documents, instruments or agreements related thereto executed or to be executed by Merger Sub.

ARTICLE IX

TERMINATION AND AMENDMENT

             Section 9.1       Termination.  This Agreement may be terminated at any time prior to the Effective Time:

             (a)         by mutual written consent of Acquiror and Target;

             (b)        by either Acquiror or Target, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if such party relying on such order, decree or ruling or other action shall not have complied with its respective obligations under Sections 5.5 or 6.3 of this Agreement, as the case may be;

             (c)         by Acquiror, by giving written notice to Target, if the Closing shall not have occurred on or before 11:59 p.m. (Pacific Standard Time) on August 24, 2001 (the “Deadline”) by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by Acquiror of any representation, warranty, or covenant of Acquiror contained in this Agreement or Acquiror’s failure to fulfill a condition precedent to closing or other default); or

             (d)        by Target, by giving written notice to Acquiror, if the Closing shall not have occurred on or before the Deadline by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by Target of any representation, warranty, or covenant of Target contained in this Agreement or Target’s failure to fulfill a condition precedent to closing or other default).

             Section 9.2       Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Acquiror, Target, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3 and further except to the extent that such termination results from the willful breach by any such party of any of its representations, warranties or covenants set forth in this Agreement.

             Section 9.3       Fees and Expenses.  If the Merger is consummated, all legal, accounting, investment banking, broker’s and finder’s fees and expenses incurred by Target or its stockholders in connection with the Merger shall be deemed expenses of the stockholders of Target and shall be deemed to be transaction expenses and shall reduce the merger consideration pursuant to Section 2.1(c) and will not become obligations of Target.  Any amount of such fees or expenses in excess of the amounts set forth on Schedule 2.1(c) shall be borne by the former Target stockholders and shall not become obligations of the Surviving Corporation.

ARTICLE X

ESCROW AND INDEMNIFICATION

             Section 10.1     Indemnification.  From and after the Effective Time and subject to the limitations contained in Section 10.2, Acquiror shall be indemnified and held harmless against any loss, expense, liability or other damage, including attorneys’ fees, to the extent of the amount of such loss, expense, liability or other damage (collectively “Damages”) that Acquiror has incurred by reason of (i) the breach by Target of any representation, warranty, covenant or agreement of Target contained in this Agreement that occurs or becomes known to Acquiror during the Escrow Period (as defined in Section 10.4 below), (ii) any claims relating to the information set forth in Section 3.14 of the Target Disclosure Schedule, (iii) any claims relating to the information set forth in Sections 3.8(b) (other than the cost of obtaining the Licenses set forth in Section 2.1 above) and 3.8(j) of the Target Disclosure Schedule or (iv) any claims for the fees of Target’s Scientific Advisory Board for periods ending prior to January 1, 2001 that are not waived by members of Target’s Scientific Advisory Board within sixty (60) days of the date hereof.  Such indemnification shall be Acquiror’s sole and exclusive remedy for any such breach by Target, for any such claims relating to Sections 3.8 and 3.14 of the Target Disclosure Schedule or for any such claims for the fees of Target’s Scientific Advisory Board for periods ending prior to January 1, 2001.  Acquiror acknowledges that, with respect to the evaluation of the Target Financial Statements for purposes of making any claim under this Section 10.1 for a breach of the representations and warranties set forth in Section 3.4(b), Acquiror has had the opportunity to review Target’s accounting policies and methods and underlying assumptions inherent in the Target Financial Statements and, accordingly, Acquiror shall be required to consistently apply the accounting policies, methods and assumptions in the audited Target Financial Statements.

             Section 10.2     Escrow Fund.  As security for the indemnities in Section 10.1, the Escrow Shares shall be deposited with, Wells Fargo Bank, National Association (or such other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the “Escrow Agent”) in accordance with Section 2.2, such deposit to constitute the Escrow Fund (the “Escrow Fund”) and to be governed by the terms set forth in this Article X and in the Escrow Agreement.  Notwithstanding the foregoing, the indemnification rights afforded to Acquiror pursuant to this Article X shall be limited to the Escrow Fund and Acquiror shall not be entitled to pursue any claims for indemnification under this Article X or otherwise against any former Target stockholder directly or personally and the sole recourse of Acquiror shall be to make claims against the Escrow Fund in accordance with the terms of the Escrow Agreement.

             Section 10.3     Damage Threshold.  Notwithstanding the foregoing, Acquiror may not receive any shares from the Escrow Fund unless and until the total amount of Damages incurred by Acquiror exceeds  $25,000, provided, however, that after Acquiror has incurred an aggregate of $25,000 in Damages, Acquiror shall be entitled to receive Escrow Shares equal in value to the full amount of Damages.

             Section 10.4     Escrow Periods.  The escrow shall commence on the Closing Date and terminate one year thereafter (the period from the Closing to such date referred to as the “Escrow Period”), provided, however, that if there are any unsatisfied claims for Damages specified in any Officer’s Certificate theretofore delivered to the Escrow Agent and the Stockholders’ Agent (as defined in Section 10.9) prior to termination of the Escrow Period with respect to facts and circumstances existing  prior to expiration of the Escrow Period, then all Escrow Shares shall remain in the Escrow Fund until such claims have been finally resolved.

             Section 10.5     Claims Upon Escrow Fund. In the event Acquiror suffers any Damages, then on or before the last day of the Escrow Period, it shall deliver a certificate signed by any appropriately authorized officer of Acquiror (an “Officer’s Certificate”)

                           (i)          Stating the aggregate amount of Acquiror’s Damages or an estimate thereof, in each case to the extent known or determinable at such time, and,

                           (ii)         Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related.

             Section 10.6     Valuation. For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the value per share of the Escrow Shares shall be the average closing price of Acquiror’s Common Stock as quoted on the Nasdaq National Stock Market for the ten trading days ending on (A) the last day of the thirty (30) day period set forth in Section 10.7, (B) the date of delivery to the Escrow Agent of a memorandum pursuant to Section 10.8(a) or (C) the date of delivery to the Escrow Agent of a court decision pursuant to Section 10.8(b).

             Section 10.7     Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Agent (as defined in Section 10.9 below) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Escrow Shares pursuant to the Escrow Agreement unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Shares in the Escrow Fund in accordance with the Escrow Agreement, provided that no such delivery may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

             Section 10.8     Resolution of Conflicts.

             (a)         In case the Stockholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Stockholders’ Agent.  If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow Fund in accordance with the terms of the memorandum.

             (b)        If no such agreement can be reached after good faith negotiation, the Escrow Agent shall only be entitled to act in accordance with the decision of a court of competent jurisdiction and make or withhold payments out of the Escrow Fund in accordance with such decision.

             Section 10.9     Stockholders’ Agent.

             (a)         Jonathan Leff shall be constituted and appointed as agent (the “Stockholders’ Agent”) for and on behalf of the former Target stockholders to give and receive notices and communications, to authorize delivery to Acquiror of the Escrow Shares or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing.  Such agency may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon not less than ten (10) days’ prior written notice to Acquiror.  No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for services; provided that the Stockholders’ Agent shall be entitled to reimbursement of all expenses incurred in the satisfaction of its duties hereunder and shall be reimbursed out of the Escrow Fund.  Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the former Target stockholders.

             (b)        The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The former Target stockholders shall severally and pro rata, in accordance with their Pro Rata Portion, indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement or the Escrow Agreement.

             (c)         The Stockholders’ Agent shall have reasonable access to information about Target and Acquiror and the reasonable assistance of Target’s and Acquiror’s officers and employees for purposes of performing his duties and exercising the rights under this Article X, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

             Section 10.10   Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all of the former Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such former Target stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such former Target stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

             Section 10.11   Third-Party Claims.

             (a)         If any third party shall notify Acquiror or its affiliates with respect to any matter (hereinafter referred to as a “Third Party Claim”), which may result in Damages, then Acquiror shall give prompt notice to Stockholders’ Agent (and in any event within 10 business days) of Acquiror becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based setting forth such material information with respect to the Third Party Claim as is reasonably available to Acquiror; provided, however, that no delay or failure on the part of Acquiror in notifying Stockholders’ Agent shall relieve Stockholders from any obligation hereunder unless Stockholders are thereby prejudiced (and then solely to the extent of such prejudice).

             (b)        In case any Third Party Claim is asserted against Acquiror or its affiliates, Stockholders’ Agent will be entitled, if he so elects by written notice delivered to Acquiror within 30 days after receiving Acquiror’s notice under Section 10.11(a), to assume the defense thereof, at the expense of Stockholders’ Agent, so long as

                           (i)          Acquiror has reasonably determined that Damages which may be incurred as a result of the Third Party Claim do not exceed either individually, or when aggregated with all other Third Party Claims, the total dollar value of the Escrow Shares determined in accordance with the Escrow Agreement; and

                           (ii)         the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; and

                           (iii)        counsel selected by Stockholders’ Agent is reasonably acceptable to Acquiror.

             If Stockholders’ Agent so assumes any such defense, he shall conduct the defense of the Third Party Claim actively and diligently. Stockholders’ Agent shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Acquiror.

             (c)         In the event that Stockholders’ Agent assumes the defense of the Third Party Claim in accordance with Section 10.11(b) above, Acquiror or its affiliates may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of Acquiror unless Acquiror or its affiliates shall reasonably determine that there is a material conflict of interest between or among Acquiror or its affiliates and Stockholders with respect to such Third Party Claim, in which case the reasonable fees and expenses of such counsel will be reimbursed out of the Escrow Fund. Acquiror or its affiliates will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Stockholders’ Agent which shall not be unreasonably withheld. Acquiror will cooperate in the defense of the Third Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by Stockholders’ Agent and material to the claim and will make available all officers, directors and employees reasonably requested by Stockholders’ Agent for investigation, depositions and trial.

             (d)        In the event that Stockholders’ Agent fails or elects not to assume the defense of Acquiror or its affiliates against such Third Party Claim, which Stockholders’ Agent had the right to assume under Section 10.11(b) above, (i) Acquiror or its affiliates shall have the right to undertake the defense and (ii) Acquiror shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Stockholders’ Agent which shall not be unreasonably withheld. In the event that the Stockholders’ Agent is not entitled to assume the defense of Acquiror or its affiliates against such Third Party Claim pursuant to Section 10.11(b) above, (i) Acquiror or its affiliates shall have the right to undertake the defense and (ii) Acquiror shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Stockholders’ Agent which shall not be unreasonably withheld. In each case, Acquiror or its affiliates shall conduct the defense of the Third Party Claim actively and diligently, and Stockholders’ Agent will cooperate with Acquiror or its affiliates in the defense of that claim and will use its reasonable efforts to make available all individuals reasonably requested by Acquiror for investigation, depositions and trial.

ARTICLE XI

MISCELLANEOUS

             Section 11.1     Survival of Representations and Covenants.  All representations and warranties of Target, Acquiror and Sub contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Acquiror or Target until the end of the Escrow Period; provided that the maximum amount recoverable under this Agreement by the former Target stockholders for a breach of the representations and warranties of Acquiror or Sub shall be an amount equal to 10% of the total number of shares of Acquiror Common Stock issued in the Merger multiplied by the average closing price of Acquiror’s Common Stock for the ten trading days prior to execution hereof.  If Escrow Shares or other assets are retained in the Escrow Fund beyond expiration of the period specified in the Escrow Agreement, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such retained Escrow Shares or other assets relate.  All covenants and agreements of Target, Acquiror and Sub shall continue in effect in accordance with their terms.

             Section 11.2     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             with a copy to:

             (a)         if to Acquiror or Sub:

Deltagen, Inc.
1003 Hamilton Avenue
Menlo Park, CA  94025
Attention:  President
Fax No.:  (650) 752-0202
Telephone No.:  (650) 752-0200

with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

Orrick, Herrington & Sutcliffe LLP
400 Sansome Street
San Francisco, CA  94111
Attention:  Alan Talkington, Esq.
Fax No.  (415) 773-5759
Telephone No.:  (415) 773-5762

             (b)        if to Target, to:

Arcaris, Inc.
615 Arapeen Drive
Suite 300
Salt Lake City, UT  84108
Attention:  President
Fax No:  (801) 303-0333
Telephone No.:  (801) 303-0300

             with a copy to:

Cooley Godward LLP
4365 Executive Drive
Suite 1100
San Diego, CA  92121-2128
Attention:  Carl Sanchez, Esq.
Fax No:  (858) 453-3555
Telephone No.:  (858) 550-6042

             (c)         if to Stockholders’ Agent, to:

Jonathan Leff
E.M. Warburg Pincus & Co. LLC
466 Lexington Avenue
New York, New York 10017
Fax No:  (212) 878-9361
Telephone No.:  (212) 878-0817

             Section 11.3     Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. References to the “knowledge of Target” or “Target’s knowledge” or any similar expression shall mean the actual knowledge, after reasonable inquiry, of Alexander Kamb, Laura Handley, Danielle Hayes and any other individual who is an executive officer of Target.

             Section 11.4     Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

             Section 11.5     Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, and the Transaction Documents (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto (including without limitation any Target employees) any rights or remedies hereunder; provided that the provisions in Article II concerning issuance of shares of Acquiror Common Stock in the Merger, the representations and warranties in Article IV and the provisions in Section 6.6 concerning registration rights are intended for the benefit of all Target stockholders and may be enforced by them; and the provisions in Section 6.9 concerning indemnification of directors and officers are intended for the benefit of such individuals and may be enforced by them.

             Section 11.6     Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law.

             Section 11.7     Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

             Section 11.8     Amendment.  This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Target, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

             Section 11.9     Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

             Section 11.10   Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

             IN WITNESS WHEREOF, Acquiror, Sub and Target have caused this Agreement and Plan of Merger and Reorganization to be signed by their respective officers thereunto duly authorized as of the date first written above.

DELTAGEN, INC.

By: /s/ Augustine G. Yee
Name: Augustine G. Yee
Title: General Counsel

WINTER GAMES ACQUISITION CORPORATION

By: /s/ Augustine G. Yee
Name: Augustine G. Yee
Title: General Counsel

ARCARIS, INC.

By: /s/ Alexander Kamb
Name: Alexander Kamb
Title: President and CEO

[SIGNATURE PAGE OF AGREEMENT AND PLAN OF MERGER AND REORGANZATION]